EX-23.1

                              CONSENT OF COUNSEL

                              James DeOlden, Esq.
                          Law Offices of James DeOlden
                          18300 Von Karman, Suite 710
                            Irvine, California 92612
                                 (949) 809-2118


December 17, 2001

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  The Majestic Companies, Ltd. - Form S-8

Dear Sir/Madame:

     I have acted as counsel to The Majestic Companies, Ltd., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of twenty-five million (25,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan, and the registration of ten million (10,000,000) Shares which are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

                                            Sincerely,


                                            /s/  James DeOlden, Esq.
                                            James DeOlden, Esq.